Exhibit 99.2

Wellgistics Health Announces Lock-Up Agreement with Holders of a Majority of its Common Stock

●	Holders of 1,333,930 common shares agree to minimum 90-day lock-up agreement

TAMPA, FL, May 28, 2026— Wellgistics Health, Inc. (“Wellgistics”) (NASDAQ: WGRX), a Health IT leader, integrating pharmacy dispensing AI platform EinsteinRx™ into patented pharmacy smart contracts platform PharmacyChain™, today announced that holders of a 1,333,930 common shares, representing a majority of the outstanding common shares of the Company, have entered into a lock-up agreement that precludes the sale of their shares into the market for at least 90 days.

“This lock-up agreement, when combined with the recent restructuring of our convertible liabilities and the raising of new funding, underscores the confidence our shareholders have in management to execute against our recently-disclosed vertically-integrated growth plan outlined in the Company’s recent shareholder letter,” said Wellgistics Health Interim Co-CEO Gerald Commissiong. “We believe we will achieve important milestones against our execution plan in the weeks and months ahead. We look forward to updating the market as we make progress in achieving such milestones.”

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ:WGRX) is a Health IT leader integrating its proprietary pharmacy dispensing optimization artificial intelligence platform EinsteinRx™ into its blockchain-enabled smart contracts platform PharmacyChain™ to optimize the prescription drug dispensing journey. Its integrated platform connects more than 6,500 pharmacies and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility verification, onboarding, adherence support, prior authorization, and cash-pay fulfillment designed to improve patient access and transparency across the prescription ecosystem.

For more information, visit www.wellgisticshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the Company’s recently disclosed growth plan, anticipated milestones, expected market updates, the expected benefits of the lock-up agreement, the Company’s shareholder support, management’s ability to execute its business strategy, the Company’s technology platforms, strategic initiatives, liquidity position, capital resources and Nasdaq compliance.

Forward-looking statements are based on current expectations, estimates, projections and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to the Company’s ability to execute its growth plan; achieve anticipated milestones; maintain shareholder, investor and market support; obtain, maintain or utilize additional financing; successfully integrate, commercialize and scale its business initiatives and technology platforms; maintain compliance with Nasdaq listing standards; and manage market, regulatory, operational and competitive risks affecting the healthcare, pharmacy, pharmaceutical distribution, artificial intelligence and technology sectors, as well as other risks described in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Wellgistics Media & Investor Contact

Media: media@wellgisticshealth.com

Investor Relations: IR@wellgisticshealth.com